Exhibit 99.1

SS Innovations Welcomes Mr. Tim Adams, Leader in the Health Care Industry, to Board

Tim Adams to serve as Independent Board Director

FORT LAUDERDALE, FL, September 30, 2024) -- SS Innovations International, Inc. (the “Company” or “SS Innovations”) (OTC: SSII), a developer of innovative surgical robotic technologies dedicated to making world-class robotic surgery affordable and accessible to a global population, is pleased to announce the addition of Mr. Tim Adams to its Board of Directors, where he will serve as an Independent Director.

Mr. Adams is a well-known and highly regarded healthcare executive with over 40 years of hospital operations experience. Since January 2018, he has occupied various executive positions with one of the largest healthcare providers in the United States. Since March 2024, he has served as a Regional Operating Officer with Ascension, where he oversees all of Ascension’s high growth Horizontal Business Units including ambulatory surgery centers, outpatient imaging, outpatient/inpatient physical therapy, pharmacy, urgent care, behavioral, and post-acute/at-home services. He joined Ascension in early 2018 initially serving as Market Chief Executive Officer for Ascension Tennessee. In January 2023, he was promoted to Senior Vice President/Regional Operating Officer, responsible for Ascension’s Florida, Indiana, Alabama, Kansas, Maryland, New York, Oklahoma, Tennessee and Texas ministry markets. For approximately six years prior to joining Ascension, Mr. Adams served as a Region Chief Executive Officer of one of the largest regions of Tenet Healthcare Corporation. Before that, he served in various senior executive positions with other for-profit hospital companies including Community Health Systems, HCA, IASIS and Health Management Associates. Mr. Adams also currently serves as Chairman of the Tennessee Hospital Association in addition to various other community boards. Given his extensive experience in the U.S. healthcare market, we believe that Mr. Adams will be a valuable member of our board of directors, especially as we look to obtain FDA approval to market and expand the sales of our system in the United States.

“I am very pleased that Tim will be joining us during the most robust phase of global growth to date, his appointment is perfectly timed. As a leader with some of the largest US hospital systems, Tim offers us a unique insight into the markets for our system and should prove invaluable as we enter the US and other markets around the world.”, said Dr. Sudhir Srivastava, SS Innovations Chairman and CEO .

Mr. Adams added, “I am honored to have joined the Board of SS Innovations. The hospital sector, especially on the non-profit side, is a very thinly margined business and highly capital intensive. There is thus a tremendous opportunity to offer an alternative to existing surgical robotic solutions at a significantly lower price point that is still competitive in what it has to offer. I believe the SSI’s Mantra system does just that. I am also excited about the future potential of telesurgery and capabilities of the Mantra to meet those needs. The ability to leverage the particular skill set of a robotic surgeon over a large geography will be transformational. This could also have applications in the US where large health systems such as ours could eventually create surgical centers of excellence and leverage those centers across their enterprise along with their affiliated systems. This in turn would of course accelerate the need for robotic surgical systems. There is also tremendous opportunity to introduce an affordable robotic surgical system to the almost 10,000 and growing ambulatory surgery centers across the US.”

Earlier this year, SS Innovations launched the SSI Mantra 3, the newest and most advanced version of its surgical robotic system that makes possible more affordable and accessible surgical care across the globe.

The SSi Mantra 3 provides the capabilities for multi-specialty usage including cardiothoracic, head and neck, gynecology, urology, general surgery and telesurgery while engaging with surgeons and surgical teams to improve safety and efficiency during procedures. The regulatory approval process from the U.S. Food and Drug Administration (FDA) is already underway, and SS Innovations anticipates receiving approval to market in the second half of 2025.

About SS Innovations International, Inc.

SS Innovations International, Inc. (OTC: SSII) is a developer of innovative surgical robotic technologies with a vision to make the benefits of robotic surgery affordable and accessible to a larger part of the global population. SSII’s product range includes its proprietary “SSi Mantra” surgical robotic system, and “SSi Mudra” its wide range of surgical instruments capable of supporting a variety of surgical procedures including robotic cardiac surgery. SSII’s business operations are headquartered in India and SSII has plans to expand the presence of its technologically advanced, user-friendly, and cost-effective surgical robotic solutions, globally. For more information, visit SSII’s website at ssinnovations.com or LinkedIn for updates.

About SSi Mantra

Supporting advanced, affordable, and accessible robotic surgery, the SSi Mantra Surgical Robotic System provides the capabilities for multi-specialty usage including cardiothoracic, head and neck, gynecology, urology, general surgery and more. With its modular arm configuration, 3D 4K vision open-console design and superior ergonomics, the system engages with the surgeon and surgical teams to improve safety and efficiency during procedures. The SSi Mantra system has received Indian Medical Device regulatory approval (CDSCO) and is clinically validated in India in more than 80 different types of surgical procedures. SS Innovations has commenced the regulatory approval process in the United States and the European Union and anticipates receiving FDA approval to market and CE Mark approval in the second half of 2025.

Forward-Looking Statements

This press release may contain statements that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “assume,” “believe,” “estimate,” “expect,” “will,” “intend,” “may,” “plan,” “project,” “should,” “could,” “seek,” “designed,” “potential,” “forecast,” “target,” “objective,” “goal,” or the negatives of such terms or other similar expressions to identify such forward-looking statements. These statements relate to future events or SS Innovations International’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

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